JOINDER AGREEMENT

JOINDER AGREEMENT dated April 19, 2012 by and between Western Investment LLC (“Western Investment”) and Lynn D. Schultz (the “New Member”).

WHEREAS, Western Investment and certain other stockholders (collectively, the “Existing Stockholders”) of Macquarie Global Infrastructure Total Return Fund Inc. (the “Company”) are parties to that certain Joint Filing and Solicitation Agreement dated as of January 12, 2012 (the “Agreement”) pursuant to which the Existing Stockholders formed a “group” (as contemplated by Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) for the purpose of seeking representation on the Board of Directors of the Company at the 2012 annual meeting of stockholders of the Company;

WHEREAS, the New Member joined the Group (as defined in the Agreement) effective April 10, 2012.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the New Member agrees to the joint filing on behalf of her of statements on Schedule 13D with respect to the securities of the Fund to the extent required under applicable securities laws.  The New Member agrees to be bound by the other terms of the Agreement, the terms of which are incorporated herein and made a part hereof.

2.           The New Member agrees to take all reasonable steps to request, all at Western Investment’s sole cost and expense, a complete list of record and beneficial holders of the Fund’s securities, and related materials.

3.           This Joinder may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be executed as of the day and year first above written.

WESTERN INVESTMENT LLC

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

By:	/s/ Lynn D. Schultz
LYNN D. SCHULTZ